EXHIBIT (h)(x)

AMENDED SCHEDULE A
TO
ADMINISTRATIVE SERVICES AGREEMENT
CARILLON SERIES TRUST
The following Series of the above-referenced Trust currently are subject to this Agreement:
Carillon Series Trust
RJ Chartwell Premium Income ETF
RJ Eagle Municipal Income ETF
RJ Eagle Vertical Income ETF
RJ Eagle GCM Dividend Select Income ETF
RJ ClariVest Capital Appreciation ETF
Date: July 31, 2026